UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/03/2012

Atlas Pipeline Partners, L.P.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-4998

Delaware	23-3011077
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Park Place Corporate Center One
1000 Commerce Drive, 4th Floor
Pittsburgh, PA 15275-1011
(Address of principal executive offices, including zip code)

(412) 489-0006
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 3, 2012, Patrick J. McDonie was retained as the Senior Vice President and Chief Operating Officer of Atlas Pipeline Partners GP, LLC (the "General Partner"), the general partner of Atlas Pipeline Partners, L.P. (the "Partnership"), effective on a mutually agreeable date on or before July 23, 2012.

Since 2008, Mr. McDonie, age 52, has been President of ONEOK Energy Services Company, a natural gas transportation, storage, supplier and marketing company. Before becoming President of ONEOK Energy Services Company, Mr. McDonie was its Senior Vice President of Origination and New Business Development. Before that, from 1997 to 2000, Mr. McDonie was Director of Trading and then, from 2000 to 2005, Vice President of Trading, for ONEOK Gas Marketing Company.

In connection with Mr. McDonie's employment, Atlas Energy, L.P. ("ATLS"), the parent of the General Partner, entered into an agreement with Mr. McDonie (the "Agreement"), under which he will serve as Senior Vice President and Chief Operating Officer of the General Partner. Mr. McDonie's employment is for a two year period, commencing as of the effective date of Mr. McDonie's employment (the "Initial Term"). His employment term will automatically renew for one year renewal terms unless ATLS gives prior written notice of non-renewal.

The Agreement provides for an annual base salary of $350,000, a one-time award of 70,000 phantom units of the Partnership and a one-time award of 20,000 phantom units of ATLS. The phantom units of the Partnership vest 25% per year over 4 years and the ATLS phantom units vest 25% on the third anniversary of the grant and 75% on the fourth anniversary of the grant. Upon vesting, the phantom units automatically convert to common units of the respective issuer. Mr. McDonie is also eligible for: (i) discretionary bonus compensation, which will be guaranteed for fiscal 2012 at $200,000; (ii) car allowance and country club dues; (iii) eligibility to receive subsequent grants of equity compensation; and (iv) participation in all employee benefit plans in effect during his employment.

The Agreement provides the following regarding termination and termination benefits:

-- ATLS may terminate Mr. McDonie's employment (i) for cause; (ii) without cause upon 60 days' written notice; (iii) for death or disability; or (iv) by non-renewal of the Agreement at the end of the term.

-- Mr. McDonie may terminate his employment for good reason or without good reason upon 60 days' prior written notice.

-- Upon termination of employment by ATLS without cause or by Mr. McDonie for good reason, Mr. McDonie will receive (i) his base salary paid through the end of the then-current term; (ii) pro-rated cash bonus for the year of termination, based on actual performance for the year; (iii) 100% accelerated vesting of his equity awards; and (iv) monthly severance pay in an amount equal to 1/12 of (x) his annual base salary and (y) the annual amount of cash bonus paid to Mr. McDonie for the fiscal year prior to his year of termination. For purposes of calculating the monthly severance payment upon termination of employment by ATLS without cause or by Mr. McDonie for good reason on or before December 31, 2012, the annual cash bonus paid to Mr. McDonie for the prior fiscal year is assumed to be $200,000. If Mr. McDonie's employment is terminated without cause or Mr. McDonie terminates his employment for good reason during the Initial Term, the monthly severance payments will be made for two years. If Mr. McDonie's employment is terminated due to a non-renewal for the first renewal period, the monthly severence payments will be made for one year and, if he is terminated thereafter, the monthly severence payments will be made for the unexpired term, as then in effect.

-- Upon termination of employment due to death or disability, Mr. McDonie will receive (i) his base salary paid through the termination date; (ii) pro-rated cash bonus for the year of termination, based on the bonus paid for the prior year (assumed to be $200,000 if Mr. McDonie's employment is terminated due to death or disability on or before December 31, 2012); and (iii) 100% accelerated vesting of his equity awards.

-- Upon termination of employment by ATLS for cause or by Mr. McDonie for any reason other than good reason in the first two years of employment, Mr. McDonie is subject to a one year non-competition covenant and will receive his base salary paid through the date of termination.

-- Mr. McDonie is also subject to confidentiality and non-solicitation covenants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlas Pipeline Partners, L.P.

Date: July 09, 2012	By:	/s/ Gerald R. Shrader
Gerald R. Shrader
Chief Legal Officer and Secretary